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                                                                     EXHIBIT 8.1

           [LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]


                                           May 29, 1998



Peak International Limited
Units 3, 4, 5, and 7, 37/th/ Floor
Wharf Cable Tower
9 Hoi Shing Road
Tsuen Wan, N.T.
Hong Kong

Ladies and gentlemen:

          We have acted as special United States tax counsel to Peak International Limited (the "Company"), a company organized under the laws of Bermuda, in connection with the issuance of up to 1,793,038 shares of common stock of par value US $0.01 per share (the "Shares") by the Company. We have participated in the preparation of the registration statement on Form F-1 filed by the Company with the Securities and Exchange Commission (the "Commission") in the United States on May 29, 1998, (the "Registration Statement"), for the registration of the Shares under the United States Securities Act of 1933, as amended.

          In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction of the Registration Statement and such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

          In rendering our opinion, we have considered the current provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promul gated thereunder, judicial decisions, and Internal Revenue Service (the "IRS") rulings, all of which are subject to change, which changes may be retroactively applied. A change in the authorities upon which our opinion is based could affect